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                                                                   Exhibit 99.1

Press Release                                                Source: Dynegy Inc.

Dynegy, Southern Company Announce Intent to Terminate Tolling Arrangements

HOUSTON--(BUSINESS WIRE)--April 23, 2003--Dynegy Inc. (NYSE:DYN - News) today announced that it has reached an agreement in principle with Southern Company (NYSE:SO - News) to terminate three wholesale power tolling contracts totaling approximately 1,100 megawatts. Under the terms of the agreement, which is subject to definitive documentation, Dynegy will pay Southern Company $155 million to end the arrangements. The result will be $96 million of collateral postings returned to Dynegy and the elimination of $1.7 billion in payments due to Southern Company over the next 30 years. The parties expect to close on the transaction in May 2003.

"This decision is consistent with our planned exit from third-party marketing and trading activities and is also a significant step in continuing to strengthen our balance sheet," said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. "The termination of these contracts will eliminate more than $1.7 billion in fixed capacity payments, as well as return associated collateral, which together go toward our ultimate goal of restoring Dynegy's financial strength."

The contracts, which were entered into in 2000 and 2002, called for Dynegy to market the electricity produced at Southern Company generating stations. Dynegy announced in October 2002, as part of its restructuring around its three core energy businesses, its intent to exit the third-party marketing and trading business.

The Southern Company contracts represent three of Dynegy's eight remaining tolling arrangements with power plant owners, or approximately one-third of the total in terms of megawatts contracted.

The early termination of the tolling arrangements has no impact on Dynegy's earnings forecasts for its power generation, natural gas liquids and regulated energy delivery segments. As previously disclosed, the company's tolling arrangements are excluded from such guidance.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs.

Certain statements included in this news release are intended as "forward-looking statements" under applicable SEC rules and regulations. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the termination of Dynegy's three power tolling agreements with Southern Company. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include the satisfactory completion of definitive documentation and the closing of the aforementioned termination transaction. There can be no assurance that such closing will occur. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.